Exhibit 99.1

MSCI Reports Financial Results for First Quarter 2018

NEW YORK--(BUSINESS WIRE)--May 3, 2018--MSCI Inc. (NYSE:MSCI), a leading provider of indexes and portfolio construction and risk management tools and services for global investors, today announced results for the three months ended March 31, 2018 (“first quarter 2018”).

Financial and Operational Highlights for First Quarter 2018
(Notes: Percentage and other changes refer to first quarter 2017 unless otherwise noted. References to “ex-FX” reflect amounts that have been adjusted for the impact from foreign currency exchange rate fluctuations.)

  16.6% increase in operating revenues to $351.3 million.
  23.5% increase in Index revenues driven by a 48.6% increase in asset-based fees and a 10.8% increase in recurring subscription revenues.
  Record increases in diluted EPS and adjusted EPS, up 55.0% and 48.9%, respectively, on strong operating results.
  Record quarter-end AUM of $764.9 billion in ETFs linked to MSCI indexes, driven by $32.3 billion of cash inflows into investment products linked to MSCI indexes, or nearly 30.0% of total global cash inflows into equity ETFs. AUM of $777.3 billion in ETFs linked to MSCI indexes as of May 1, 2018.
  16.2% increase in total Run Rate to $1,403.1 million, driven by a 38.0% increase in asset-based fees Run Rate and a 10.8% increase in subscription Run Rate. Index Run Rate growth of 20.6% and Analytics Run Rate growth of 8.2%.
  Continued strong retention – Aggregate Retention Rate of approximately 94.6%.
  Successfully executed the divestiture of Financial Engineering Associates, Inc. (“FEA”) on April 9, 2018, which provided a non-core product serving energy and commodity companies.
  During first quarter 2018 and through May 2, 2018, a total of 1.4 million shares were repurchased at an average price of $145.27 per share for a total value of $210.0 million.
  On May 1, 2018, the Board of Directors of MSCI (the “Board”) authorized an additional $1.0 billion repurchase of shares.

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands, except per share data	2018	2017	2017	Change
Operating revenues	$351,316	$301,207	$334,779	16.6%
Operating income	$167,166	$130,732	$154,139	27.9%
Operating margin %	47.6%	43.4%	46.0%

Net income	$115,092	$72,951	$64,602	57.8%

Diluted EPS	$1.24	$0.80	$0.70	55.0%
Adjusted EPS	$1.31	$0.88	$1.15	48.9%

Adjusted EBITDA	$186,708	$150,821	$173,817	23.8%
Adjusted EBITDA margin %	53.1%	50.1%	51.9%

“We delivered another quarter of strong results, including record growth in diluted and adjusted EPS, reflecting the significant momentum that we have built and consistent execution that we have demonstrated over the last several years,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“We have developed this momentum by effectively executing against our One MSCI growth strategy with rigorous financial and operational processes and strong discipline, which has allowed us to prioritize and execute on our highest-returning and most strategic opportunities. We continue to see areas of attractive growth within our core markets, and we are increasingly confident that we have the right systems, processes and talent to identify, evaluate, prioritize, execute and monitor these opportunities,” added Mr. Fernandez.

First Quarter 2018 Consolidated Results

Revenues: Operating revenues for first quarter 2018 increased $50.1 million, or 16.6%, to $351.3 million, compared to $301.2 million for the three months ended March 31, 2017 (“first quarter 2017”). The $50.1 million increase in revenues was driven by a $28.0 million, or 48.6%, increase in asset-based fees (driven primarily by higher revenue from exchange traded funds (“ETFs”) linked to MSCI indexes, and a $22.7 million, or 9.5%, increase in recurring subscriptions (driven primarily by an $11.0 million, or 10.8%, increase in Index products and a $7.0 million, or 6.3%, increase in Analytics products). Operating revenues ex-FX (excluding the impact on asset-based fees) increased 16.0% in first quarter 2018.

Run Rate: Total Run Rate at March 31, 2018 grew by 16.2% to $1,403.1 million, compared to March 31, 2017. The $196.0 million increase was driven by a $104.6 million, or 10.8%, increase in subscription Run Rate to $1,070.9 million, and a $91.4 million, or 38.0%, increase in asset-based fees Run Rate to $332.2 million. Subscription Run Rate ex-FX increased 9.3% in first quarter 2018 driven by strong growth in the Index and ESG segments and in the Analytics segment’s Multi-Asset Class and Equity Analytics products. Aggregate Retention Rate of 94.6% in first quarter 2018 was roughly in line with the rate of 94.7% in first quarter 2017.

Expenses: Total operating expenses for first quarter 2018 increased $13.7 million, or 8.0%, to $184.2 million, compared to first quarter 2017, driven by a $9.5 million, or 8.7%, increase in compensation and benefits expenses, primarily related to higher salaries, incentive compensation and benefits, as well as a $4.7 million, or 11.3%, increase in non-compensation expenses, primarily reflecting increases across various areas including $1.9 million related to other taxes and miscellaneous fees. Adjusted EBITDA expenses for first quarter 2018 increased $14.2 million, or 9.5%, to $164.6 million compared to first quarter 2017. Foreign exchange rate fluctuations impacted expense growth in the quarter, mainly related to expenses denominated in the British Pound, the Hungarian forint and the Euro, each of which strengthened versus the U.S. dollar compared to the prior year period. Total operating expenses ex-FX and adjusted EBITDA expenses ex-FX for first quarter 2018 increased 4.7% and 5.8%, respectively, compared to first quarter 2017.

Headcount: As of March 31, 2018, there were 3,059 employees, up 5.6% from 2,897 as of March 31, 2017, and up from 3,038 as of December 31, 2017. The 5.6% year-over-year increase in employees was primarily driven by increased headcount in emerging market centers and in areas related to data and content services, technology and research. As of March 31, 2018, a total of 40% and 60% of employees were located in developed market and emerging market centers, respectively, compared to 44% in developed market centers and 56% in emerging market centers as of March 31, 2017.

Amortization and Depreciation Expenses: Amortization and depreciation expenses of $19.5 million decreased by $0.5 million, or 2.7%, for first quarter 2018, compared to first quarter 2017, primarily as a result of a $0.6 million, or 7.2%, decrease in depreciation expense reflecting certain data center assets becoming fully depreciated. Amortization expense was essentially flat in the quarter, reflecting higher amortization of internal capitalized software projects of $1.4 million, largely offset by $1.3 million of lower amortization of acquired intangibles as a result of certain assets becoming fully amortized.

Other Expense (Income), Net: Other expense (income), net decreased $1.4 million, or 4.7%, for first quarter 2018, compared to first quarter 2017, as a result of higher interest income associated with higher yields on higher cash balances.

Tax Rate: Income tax expense was $24.3 million for first quarter 2018, compared to $28.7 million for first quarter 2017, and included the positive impact of stock-based compensation tax benefits (the “windfall benefit”) of $7.5 million, which was $3.1 million for first quarter 2017. The effective tax rate was 17.5% and 28.2% for first quarter 2018 and first quarter 2017, respectively. The decline largely reflected the impact of the Tax Cuts and Jobs Act that was enacted on December 22, 2017 (“Tax Reform”). First quarter 2018 also included a benefit of $1.6 million relating to a revision of the fourth quarter 2017 net charge of $34.5 million associated with taxes on the amount of historical profits that were permanently reinvested overseas. Excluding the $1.6 million benefit related to Tax Reform, the first quarter 2018 adjusted tax rate was 18.6%.

The recorded cumulative net charge of $32.9 million for Tax Reform is a provisional amount that reflects our reasonable estimate at this time, and is subject to adjustment during a measurement period not to exceed one year from enactment in accordance with guidance from the Securities and Exchange Commission. The net tax benefit of $1.6 million for Tax Reform in first quarter 2018 was excluded from adjusted net income and adjusted EPS consistent with the classification of the fourth quarter 2017 charge of $34.5 million. We expect that any future charges related to Tax Reform resulting from interpretations related thereto, and further guidance from regulatory agencies will continue to be excluded from adjusted net income and adjusted EPS.

Net Income: Net income increased 57.8% to $115.1 million in first quarter 2018, from $73.0 million in first quarter 2017.

Adjusted EBITDA: Adjusted EBITDA was $186.7 million in first quarter 2018, up $35.9 million, or 23.8%, from first quarter 2017. Adjusted EBITDA margin in first quarter 2018 was 53.1%, compared to 50.1% in first quarter 2017.

Cash Balances & Outstanding Debt: Total cash and cash equivalents as of March 31, 2018 was $849.8 million. MSCI seeks to maintain minimum cash balances globally of approximately $200.0 million to $250.0 million for general operating purposes.

Total outstanding debt as of March 31, 2018 was $2,100.0 million, which excludes deferred financing fees of $21.2 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $1,250.2 million at March 31, 2018. The total debt to operating income ratio (based on trailing twelve months operating income) was 3.4x. The total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.0x, which is within the stated gross leverage to adjusted EBITDA targeted range of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $88.6 million in first quarter 2018, compared to $37.0 million in first quarter 2017 and $143.2 million in fourth quarter 2017. Capex for first quarter 2018 was $5.9 million, compared to $9.6 million in first quarter 2017 and $20.6 million in fourth quarter 2017. Free cash flow was $82.7 million in first quarter 2018, compared to $27.4 million in first quarter 2017 and $122.6 million in fourth quarter 2017. The decline in net cash provided by operating activities and free cash flow, compared to fourth quarter 2017, was driven by higher cash expenses (primarily related to the impact of the annual cash incentives paid in the first quarter) and higher scheduled interest payments, partially offset by higher cash collections and lower income tax payments. The increase in net cash provided by operating activities and free cash flows, compared to first quarter 2017, was primarily driven by increased cash collections, partially offset by higher cash expenses.

Share Count & Capital Return: The weighted average diluted shares outstanding in first quarter 2018 increased 1.1% to 92.6 million, compared to 91.6 million in first quarter 2017. The higher share count decreased diluted and adjusted EPS by 2 cents and 1 cent, respectively, in first quarter 2018, compared to first quarter 2017. The higher count was primarily driven by increased dilution from restricted stock unit awards for which the ultimate payout is tied to a total shareholder return measure, partially offset by buybacks under the share repurchase program.

In first quarter 2018 and through May 2, 2018, MSCI repurchased 1.4 million shares at an average price of $145.27 per share for a total value of $210.0 million. Total shares outstanding as of March 31, 2018 was 89.0 million. On May 1, 2018, the Board authorized an additional $1.0 billion repurchase of shares of MSCI’s common stock, which will be aggregated with the $523.1 million of authorization remaining under the previously existing share repurchase program.

On May 1, 2018, the Board declared a cash dividend of $0.38 per share for second quarter 2018. The second quarter 2018 dividend is payable on May 31, 2018 to shareholders of record as of the close of trading on May 18, 2018.

Table 1: Fourth Quarter 2017 Results by Segment (unaudited)

	Index			Analytics			All Other
			Adjusted			Adjusted			Adjusted
	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA	Operating	Adjusted	EBITDA
In thousands	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin	Revenues	EBITDA	Margin
Q1'18	$201,913	$145,929	72.3%	$118,987	$33,593	28.2%	$30,415	$7,187	23.6%
Q1'17	$163,435	$115,677	70.8%	$112,420	$29,600	26.3%	$25,352	$5,544	21.9%
% change	23.5%	26.2%		5.8%	13.5%		20.0%	29.6%

Q4'17	$193,774	$142,702	73.6%	$117,510	$31,141	26.5%	$23,495	$(26)	(0.1%)
% change	4.2%	2.3%		1.3%	7.9%		29.5%	n/m

n/m: not meaningful.

Index Segment: Operating revenues for first quarter 2018 increased $38.5 million, or 23.5%, to $201.9 million, compared to $163.4 million for first quarter 2017. The $38.5 million increase was primarily driven by a $28.0 million, or 48.6%, increase in asset-based fees, and an $11.0 million, or 10.8%, increase in recurring subscriptions.

The $28.0 million increase in asset-based fees was driven by strong growth across all types of index-linked investment products. A $18.9 million, or 47.0%, increase in revenue from ETFs linked to MSCI indexes was driven by a 48.7% increase in average assets under management (“AUM”), partially offset by the impact of a change in product mix. A $7.4 million, or 50.1%, increase in revenue from non-ETF passive products was driven by higher AUM and an increased contribution from higher-fee products. In addition, revenues from exchange traded futures and options contracts based on MSCI indexes grew $1.7 million, or 66.5%, driven by a strong increase in total trading volumes and a more favorable product mix.

The $11.0 million increase in recurring subscriptions was driven by growth in core products and strong growth in factor and ESG indexes and custom and specialized index products. The adjusted EBITDA margin for Index was 72.3% for first quarter 2018, compared to 70.8% for first quarter 2017.

Index Run Rate at March 31, 2018 grew by $135.7 million, or 20.6%, to $794.3 million, compared to March 31, 2017. The $135.7 million increase was driven by a $91.4 million, or 38.0%, increase in asset-based fees Run Rate, primarily driven by higher AUM in ETFs as well as increases in non-ETF passive funds and futures and options contracts, all linked to MSCI indexes, and a $44.3 million, or 10.6%, increase in recurring subscriptions Run Rate. The 10.6% increase in Index recurring subscriptions Run Rate was driven by growth in core products, factor and ESG indexes and custom and specialized index products and strong growth in the wealth management, hedge fund and banking and trading client segments.

Analytics Segment: Operating revenues for first quarter 2018 increased $6.6 million, or 5.8%, to $119.0 million, compared to $112.4 million for first quarter 2017, primarily driven by growth in both Equity and Multi-Asset Class Analytics products.

The adjusted EBITDA margin for Analytics was 28.2% for first quarter 2018, compared to 26.3% for first quarter 2017.

Analytics Run Rate at March 31, 2018 grew by $37.5 million, or 8.2%, to $494.8 million, compared to March 31, 2017, primarily driven by growth in both Multi-Asset Class and Equity Analytics products. Analytics Run Rate ex-FX increased 6.4% compared to March 31, 2017.

We completed the divestiture of FEA on April 9, 2018, and, as a result, the operating results of FEA will no longer be included in the Analytics financial results after that date. The Run Rate associated with FEA was approximately $8.0 million as of March 31, 2018.

All Other Segment: Operating revenues for first quarter 2018 increased $5.1 million, or 20.0%, to $30.4 million, compared to $25.4 million for first quarter 2017. The increase in All Other revenues was driven by a $3.9 million, or 31.0%, increase in ESG revenues to $16.5 million, and a $1.2 million, or 9.1%, increase in Real Estate revenues to $14.0 million. The increase in ESG revenues was driven by strong growth in ESG Ratings product revenues, which benefited from increased investments. First quarter 2018 Real Estate revenues ex-FX decreased 0.9% and All Other operating revenues ex-FX increased 14.8%. The adjusted EBITDA margin for All Other was 23.6% for first quarter 2018, compared to 21.9% for first quarter 2017.

All Other Run Rate at March 31, 2018 grew by $22.8 million, or 25.0%, to $114.0 million, compared to March 31, 2017. The $22.8 million increase was primarily driven by a $17.3 million, or 33.6%, increase in ESG Run Rate to $68.9 million, and a $5.4 million, or 13.7%, increase in Real Estate Run Rate to $45.1 million. The increase in ESG Run Rate was primarily driven by strong growth in ESG Ratings products. The increase in Real Estate Run Rate was primarily driven by growth in market information products, which also benefited from the appreciation in foreign currencies. ESG Run Rate ex-FX increased 29.0%, Real Estate Run Rate ex-FX increased 4.2% and All Other Run Rate ex-FX increased 18.2%, each compared to March 31, 2017.

Full-Year 2018 Guidance

MSCI’s guidance for full-year 2018 remains as follows:

  Total operating expenses are expected to be in the range of $725 million to $750 million.
  Adjusted EBITDA expenses are expected to be in the range of $645 million to $665 million.
  Interest expense, including the amortization of financing fees, is expected to be approximately $116 million, assuming no additional financings.
  Capex is expected to be in the range of $40 million to $50 million.
  Net cash provided by operating activities and free cash flow is expected to be in the range of $490 million to $540 million and $440 million to $500 million, respectively.
  The effective tax rate is expected to be in the range of 21% to 24%. This full-year effective tax rate range includes an expected windfall tax benefit related to stock-based compensation of approximately $8.0 million, of which $7.5 million was realized in first quarter 2018. Further information is expected to be released that may impact the Company’s current interpretation and application of Tax Reform, which may result in a change to our full-year guidance in subsequent periods.

The guidance provided above assumes, among other things, that MSCI maintains its current debt levels. On May 1, 2018, the Board authorized the Company to opportunistically explore financing options that would increase the Company's leverage ratio and interest expense. Any potential financing is subject to market and other conditions, and there can be no assurance as to the timing or certainty of a transaction.

New Revenue Standard Effective January 1, 2018

Effective January 1, 2018, MSCI adopted the new revenue standard using the modified retrospective transition method. This resulted in a cumulative adjustment to increase retained earnings on January 1, 2018 by $16.1 million, net of tax, reflecting future period revenue from existing contracts under the old revenue standard that would have been recognized in prior periods under the new revenue standard, and the application of the provisions of the new standard prospectively.

Compared to the revenue recognition method used prior to 2018, the new revenue standard will result in more revenue being recognized up-front or earlier in the life of new contracts for certain products and services, including fees related to the licensing of desktop applications, implementation and set-up services and multi-year deals. The lost future period revenue from existing contracts as a result of the cumulative adjustment to retained earnings is expected to be largely offset by the acceleration of revenue from certain new contracts. As a result, the overall impact of adopting the new revenue standard is not expected to have a material impact on MSCI’s consolidated financial statements or the annual trend of revenue. It is possible that some increased quarterly revenue variability may exist by segment depending on the timing of deal closings and renewals.

As a result of the adoption of the new revenue standard, MSCI recorded $2.3 million of higher revenue in first quarter 2018, as compared to what would have been recorded if the old revenue standard was still in effect, of which $2.1 million related to the Analytics segment and primarily to FEA.

In addition, as a result of the adoption of the new revenue standard, the amount of accounts receivable and deferred revenue reported on the Company’s balance sheet as of December 31, 2017 would have increased, with no increase to net assets, by approximately $135.5 million. Accounts receivable was $462.6 million at March 31, 2018 and $327.6 million at December 31, 2017. Deferred revenue was $503.3 million at March 31, 2018 and $374.4 million at December 31, 2017. Under the old revenue standard, MSCI only recorded the value of an invoice to accounts receivable and deferred revenue once the service period began. Under the new revenue standard, MSCI now records accounts receivable and a corresponding offset to deferred revenue when an invoice is issued for a non-cancellable, non-refundable contract, regardless of when the service period begins.

There are no changes to how we calculate our operating metrics.

Conference Call Information

MSCI's senior management will review first quarter 2018 results on Thursday, May 3, 2018 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This earnings release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on our Investor Relations website, http://ir.msci.com/events.cfm, beginning approximately two hours after the conclusion of the live event. Through May 6, 2018, the recording will also be available by dialing 1-855-859-2056 passcode: 5898855 within the United States or 1-404-537-3406 passcode: 5898855 for international callers. A replay of the conference call will be archived in the events and presentations section of MSCI's Investor Relations website for 12 months after the call.

About MSCI

For more than 45 years, MSCI's research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 99 of the top 100 largest money managers, according to the most recent P&I ranking.

Total assets benchmarked to MSCI equity indexes is now over $12.4 trillion globally as of September 30, 2017.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2018 guidance. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission (“SEC”) on February 26, 2018 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC (herein, referred to as “Public Filings”). If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you enroll your email address by visiting the “Email Alerts Subscription” section of MSCI’s Investor Relations homepage at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Operating Metrics

MSCI has presented supplemental key operating metrics as part of this earnings release, including Run Rate, subscription sales and cancellations, non-recurring sales and Aggregate Retention Rate.

The Aggregate Retention Rate for a period is calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention not to renew during the period, and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Run Rate estimates at a particular point in time the annualized value of the recurring revenues under our client license agreements (“Client Contracts”) for the next 12 months, assuming all Client Contracts that come up for renewal are renewed and assuming then-current currency exchange rates, subject to the adjustments and exclusions described elsewhere in our Public Filings. For any Client Contract where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETFs, the market value on the last trading day of the period, for futures and options, the most recent quarterly volumes, and for other non-ETF products, the most recent client reported assets. Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we add to Run Rate the annualized fee value of recurring new sales, whether to existing or new clients, when we execute Client Contracts, even though the license start date may not be effective until a later date. We remove from Run Rate the annualized fee value associated with products or services under any Client Contract with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable products or services, even though such notice is not effective until a later date.

Organic subscription Run Rate or revenue growth is defined as the period over period Run Rate or revenue growth, excluding the impact of changes in foreign currency and the first year impact of any acquisitions. It is also adjusted for divestitures. Changes in foreign currency are calculated by applying the currency exchange rate from the comparable prior period to current period foreign currency denominated Run Rate or revenue.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. Reconciliations are provided in Tables 9 – 13 below that reconcile each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision-making and forecast future results.

“Adjusted EBITDA” is defined as net income before provision for income taxes, other expense (income), net, depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

“Adjusted EBITDA expenses” is defined as operating expenses less depreciation and amortization of property, equipment and leasehold improvements and amortization of intangible assets.

“Adjusted net income” and “adjusted EPS” are defined as net income and diluted EPS, respectively, before the after-tax impact of the amortization of acquired intangible assets, the impact of Tax Reform adjustments and, at times, certain other transactions or adjustments.

“Adjusted tax rate” is defined as the effective tax rate excluding the impact of Tax Reform.

“Capex” is defined as capital expenditures plus capitalized software development costs.

“Free cash flow” is defined as net cash provided by operating activities, less Capex.

We believe adjusted EBITDA and adjusted EBITDA expenses are meaningful measures of the operating performance of MSCI because they adjust for significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of capital spending and acquisitions that do not directly affect what management considers to be our core operating performance in the period.

We believe adjusted net income and adjusted EPS are meaningful measures of the performance of MSCI because they adjust for the after-tax impact of significant one-time, unusual or non-recurring items as well as eliminate the accounting effects of acquisitions that do not directly affect what management considers to be our core performance in the period.

We believe that free cash flow is useful to investors because it relates the operating cash flow of MSCI to the capital that is spent to continue and improve business operations, such as investment in MSCI’s existing products. Further, free cash flow indicates our ability to strengthen MSCI’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock.

We believe that adjusted tax rate is useful to investors because it increases the comparability of period-to-period results by adjusting for the estimated net impact of Tax Reform.

We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS, adjusted tax rate, Capex and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 2: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands, except per share data	2018	2017(2)	2017(2)	Change
Operating revenues	$351,316	$301,207	$334,779	16.6%
Operating expenses:
Cost of revenues	71,304	67,463	69,247	5.7%
Selling and marketing	46,409	42,972	47,726	8.0%
Research and development	20,707	18,970	20,709	9.2%
General and administrative	26,187	20,981	23,280	24.8%
Amortization of intangible assets	11,338	11,251	11,560	0.8%
Depreciation and amortization of property,
equipment and leasehold improvements	8,205	8,838	8,118	(7.2%)
Total operating expenses(1)	184,150	170,475	180,640	8.0%

Operating income	167,166	130,732	154,139	27.9%

Interest income	(2,770)	(932)	(2,237)	197.2%
Interest expense	29,560	29,024	29,027	1.8%
Other expense (income)	938	1,015	389	(7.6%)
Other expense (income), net	27,728	29,107	27,179	(4.7%)

Income before provision for income taxes	139,438	101,625	126,960	37.2%

Provision for income taxes	24,346	28,674	62,358	(15.1%)
Net income	$115,092	$72,951	$64,602	57.8%

Earnings per basic common share	$1.28	$0.80	$0.72	60.0%

Earnings per diluted common share	$1.24	$0.80	$0.70	55.0%

Weighted average shares outstanding used
in computing earnings per share:

Basic	90,075	90,708	90,130	(0.7%)
Diluted	92,587	91,624	92,467	1.1%

(1) Includes stock-based compensation expense of $9.8 million, $9.6 million and $9.3 million for the three months ended Mar. 31, 2018, Mar. 31, 2017 and Dec. 31, 2017, respectively.
(2) As a result of the adoption of recent accounting guidance, the Company has restated its Condensed Consolidated Statements of Income by reclassing $0.1 million and $0.2 million of non-service related pension costs out of Operating Expenses and into Other expense (income) for the three months ended Mar. 31, 2017 and Dec. 31, 2017, respectively.

Table 3: Selected Balance Sheet Items (unaudited)
	As of
	Mar. 31,	Dec. 31,
In thousands	2018	2017
Cash and cash equivalents	$849,828	$889,502
Accounts receivable, net of allowances(1)	$462,577	$327,597

Deferred revenue(2)	$503,298	$374,365
Long-term debt(3)	$2,078,816	$2,078,093

(1) Accounts receivable, net of allowances would have been $473.4 million at Dec. 31, 2017 under the new revenue standard.
(2) Deferred revenue would have been $494.6 million at Dec. 31, 2017 under the new revenue standard.
(3) Consists of gross long-term debt, net of deferred financing fees. Gross long-term debt at Mar. 31, 2018 and Dec. 31, 2017 was $2.1 billion

Table 4: Selected Cash Flow Items (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2018	2017	2017	Change
Cash provided by operating activities	$88,597	$37,015	$143,153	139.4%
Cash used in investing activities	(5,872)	(9,629)	(20,600)	(39.0%)
Cash used in financing activities	(126,058)	(125,226)	(33,668)	0.7%
Effect of exchange rate changes	3,659	2,978	1,602	22.9%
Net increase (decrease) in cash and cash equivalents	$(39,674)	$(94,862)	$90,487	(58.2%)

Table 5: Operating Results by Segment and Revenue Type (unaudited)

Index	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2018	2017(1)	2017(1)	Change
Operating revenues:
Recurring subscriptions	$113,205	$102,178	$111,503	10.8%
Asset-based fees	85,483	57,508	78,493	48.6%
Non-recurring	3,226	3,749	3,778	(14.0%)
Total operating revenues	201,913	163,435	193,774	23.5%
Adjusted EBITDA expenses	55,984	47,758	51,072	17.2%
Adjusted EBITDA	$145,929	$115,677	$142,702	26.2%
Adjusted EBITDA margin %	72.3%	70.8%	73.6%

Analytics	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2018	2017(1)	2017(1)	Change
Operating revenues:
Recurring subscriptions	$118,244	$111,269	$115,349	6.3%
Non-recurring	744	1,151	2,161	(35.4%)
Total operating revenues	118,987	112,420	117,510	5.8%
Adjusted EBITDA expenses	85,395	82,820	86,369	3.1%
Adjusted EBITDA	$33,593	$29,600	$31,141	13.5%
Adjusted EBITDA margin %	28.2%	26.3%	26.5%

All Other	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2018	2017(1)	2017(1)	Change
Operating revenues:
Recurring subscriptions	$29,367	$24,652	$22,225	19.1%
Non-recurring	1,048	700	1,270	49.7%
Total operating revenues	30,415	25,352	23,495	20.0%
Adjusted EBITDA expenses	23,228	19,808	23,521	17.3%
Adjusted EBITDA	$7,187	$5,544	$(26)	29.6%
Adjusted EBITDA margin %	23.6%	21.9%	(0.1%)

Consolidated	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2018	2017(1)	2017(1)	Change
Operating revenues:
Recurring subscriptions	$260,815	$238,099	$249,077	9.5%
Asset-based fees	85,483	57,508	78,493	48.6%
Non-recurring	5,018	5,600	7,209	(10.4%)
Operating revenues total	351,316	301,207	334,779	16.6%
Adjusted EBITDA expenses	164,607	150,386	160,962	9.5%
Adjusted EBITDA	$186,708	$150,821	$173,817	23.8%
Adjusted EBITDA margin %	53.1%	50.1%	51.9%
Operating margin %	47.6%	43.4%	46.0%

(1) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by reclassing $0.1 million and $0.2 million of non-service related pension costs out of adjusted EBITDA expenses for the three months ended Mar. 31, 2017 and Dec. 31, 2017, respectively.

Table 6: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
In thousands	2018	2017	2017	2017	2017
Index
New recurring subscription sales	$15,195	$17,980	$15,499	$13,636	$14,193
Subscription cancellations	(4,115)	(6,180)	(4,605)	(3,045)	(3,165)
Net new recurring subscription sales	$11,080	$11,800	$10,894	$10,591	$11,028
Non-recurring sales	$3,459	$3,677	$3,704	$4,555	$4,374
Total gross sales(1)	$18,654	$21,657	$19,203	$18,191	$18,567
Total Index net sales	$14,539	$15,477	$14,598	$15,146	$15,402

Index Aggregate Retention Rate(2)	96.4%	93.9%	95.5%	97.0%	96.9%

Analytics
New recurring subscription sales	$11,356	$25,217	$15,036	$12,050	$11,874
Subscription cancellations	(8,578)	(11,679)	(7,444)	(6,940)	(7,611)
Net new recurring subscription sales	$2,778	$13,538	$7,592	$5,110	$4,263
Non-recurring sales	$1,346	$3,742	$2,792	$1,609	$2,163
Total gross sales(1)	$12,702	$28,959	$17,828	$13,659	$14,037
Total Analytics net sales	$4,124	$17,280	$10,384	$6,719	$6,426

Analytics Aggregate Retention Rate(2)	93.0%	89.7%	93.4%	93.9%	93.3%

All Other
New recurring subscription sales	$5,468	$8,391	$4,576	$5,456	$4,121
Subscription cancellations	(1,531)	(1,954)	(2,050)	(2,030)	(1,683)
Net new recurring subscription sales	$3,937	$6,437	$2,526	$3,426	$2,438
Non-recurring sales	$694	$1,479	$829	$958	$609
Total gross sales(1)	$6,162	$9,870	$5,405	$6,414	$4,730
Total All Other net sales	$4,631	$7,916	$3,355	$4,384	$3,047

All Other Aggregate Retention Rate(2)	94.4%	91.1%	90.7%	90.8%	92.4%

Consolidated
New recurring subscription sales	$32,019	$51,588	$35,111	$31,142	$30,188
Subscription cancellations	(14,224)	(19,813)	(14,099)	(12,015)	(12,459)
Net new recurring subscription sales	$17,795	$31,775	$21,012	$19,127	$17,729
Non-recurring sales	$5,499	$8,898	$7,325	$7,122	$7,146
Total gross sales(1)	$37,518	$60,486	$42,436	$38,264	$37,334
Total net sales	$23,294	$40,673	$28,337	$26,249	$24,875

Total Aggregate Retention Rate(2)	94.6%	91.6%	94.0%	94.9%	94.7%

(1) Total gross sales equal new recurring subscription sales plus non-recurring sales.
(2) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Aggregate Retention Rate.

Table 7: AUM in ETFs Linked to MSCI Indexes (unaudited)(1)(2)

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
In billions	2018	2017	2017	2017	2017
Beginning Period AUM in ETFs linked to
MSCI indexes	$744.3	$674.3	$624.3	$555.7	$481.4
Market Appreciation/(Depreciation)	(11.7)	32.0	32.2	23.6	35.8
Cash Inflows	32.3	38.0	17.8	45.0	38.5
Period-End AUM in ETFs linked to
MSCI indexes	$764.9	$744.3	$674.3	$624.3	$555.7

Period Average AUM in ETFs linked to
MSCI indexes	$779.5	$712.3	$654.4	$595.0	$524.1

Avg. Basis Point Fee(3)	3.02	3.04	3.05	3.07	3.08

Source: Bloomberg and MSCI

(1) ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.
(2) The AUM in ETFs numbers also include AUM in Exchange Traded Notes, the value of which is less than 1.0% of the AUM amounts presented.
(3) Based on period-end Run Rate for ETFs linked to MSCI Indexes using period-end AUM.
AUM: Assets under management.

Table 8: Run Rate by Segment and Type (unaudited)(1)

	As of
	Mar. 31,	Mar. 31,	Dec. 31,	YoY %
In thousands	2018	2017	2017	Change
Index
Recurring subscriptions	$462,097	$417,765	$451,048	10.6%
Asset-based fees	332,240	240,834	316,812	38.0%
Index Run Rate	794,337	658,599	767,860	20.6%

Analytics Run Rate	494,779	457,249	489,451	8.2%

All Other Run Rate	114,015	91,239	108,413	25.0%

Total Run Rate	$1,403,131	$1,207,087	$1,365,724	16.2%

Total recurring subscriptions	$1,070,891	$966,253	$1,048,912	10.8%
Total asset-based fees	332,240	240,834	316,812	38.0%
Total Run Rate	$1,403,131	$1,207,087	$1,365,724	16.2%

(1) See "Notes Regarding the Use of Operating Metrics" for details regarding the definition of Run Rate.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands	2018	2017(1)	2017(1)
Index adjusted EBITDA	$145,929	$115,677	$142,702
Analytics adjusted EBITDA	33,593	29,600	31,141
All Other adjusted EBITDA	7,187	5,544	(26)
Consolidated adjusted EBITDA	186,708	150,821	173,817
Amortization of intangible assets	11,338	11,251	11,560
Depreciation and amortization of property,
equipment and leasehold improvements	8,205	8,838	8,118
Operating income	167,166	130,732	154,139
Other expense (income), net	27,728	29,107	27,179
Provision for income taxes	24,346	28,674	62,358
Net income	$115,092	$72,951	$64,602

(1) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by reclassing $0.1 million and $0.2 million of non-service related pension costs out of adjusted EBITDA expenses for the three months ended Mar. 31, 2017 and Dec. 31, 2017, respectively.

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
In thousands, except per share data	2018	2017	2017
Net income	$115,092	$72,951	$64,602
Plus: Amortization of acquired intangible assets	9,207	10,530	9,238
Plus: Tax Reform adjustments	(1,601)	—	34,500
Less: Income tax effect	(1,608)	(2,972)	(1,922)
Adjusted net income	$121,090	$80,509	$106,418

Diluted EPS	$1.24	$0.80	$0.70
Plus: Amortization of acquired intangible assets	0.10	0.11	0.10
Plus: Tax Reform adjustments	(0.02)	—	0.37
Less: Income tax effect	(0.01)	(0.03)	(0.02)
Adjusted EPS	$1.31	$0.88	$1.15

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Full-Year
	Mar. 31,	Mar. 31,	Dec. 31,	2018
In thousands	2018	2017(2)	2017(2)	Outlook(1)
Index adjusted EBITDA expenses	$55,984	$47,758	$51,072
Analytics adjusted EBITDA expenses	85,395	82,820	86,369
All Other adjusted EBITDA expenses	23,228	19,808	23,521
Consolidated adjusted EBITDA expenses	164,607	150,386	160,962	$645,000 - $665,000
Amortization of intangible assets	11,338	11,251	11,560
Depreciation and amortization of property,				82,000
equipment and leasehold improvements	8,205	8,838	8,118
Total operating expenses	$184,150	$170,475	$180,640	$725,000 - $750,000

(1) We have not provided a line-item reconciliation for adjusted EBITDA expenses to total operating expenses for this future period because we do not provide guidance on the individual reconciling items between total operating expenses and adjusted EBITDA expenses.
(2) As a result of the adoption of recent accounting guidance, the Company has restated its adjusted EBITDA by reclassing $0.1 million and $0.2 million of non-service related pension costs out of adjusted EBITDA expenses for the three months ended Mar. 31, 2017 and Dec. 31, 2017, respectively.

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Full-Year
	Mar. 31,	Mar. 31,	Dec. 31,	2018
In thousands	2018	2017	2017	Outlook(1)
Net cash provided by operating activities	$88,597	$37,015	$143,153	$490,000 - $540,000
Capital expenditures	(1,512)	(7,322)	(15,736)
Capitalized software development costs	(4,360)	(2,307)	(4,863)
Capex	(5,872)	(9,629)	(20,599)	(50,000 - 40,000)
Free cash flow	$82,725	$27,386	$122,554	$440,000 - $500,000

(1) We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we do not provide guidance on the individual reconciling items between net cash from operating activities and free cash flow.

Table 13: Reconciliation of Effective Tax Rate to Adjusted Tax Rate (unaudited)

	Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2018	2017	2017
Effective tax rate	17.46%	28.22%	49.12%
Less: Tax Reform impact on effective tax rate	1.15%	—%	(27.18%)
Adjusted tax rate	18.61%	28.22%	21.94%

CONTACT:
MSCI Inc.
Investors
Andrew Wiechmann, + 1 212-804-3986
andrew.wiechmann@msci.com
or
Media
Samuel Wang, + 1 212-804-5244
samuel.wang@msci.com